Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-134893) of Warner Chilcott Holdings Company, Limited of our report dated March 31, 2006, relating to the Statements of Net Sales and Certain Costs and Expenses of the Dovonex Product Line of Bristol-Myers Squibb Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

July 20, 2006